UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
January 30, 2008
Date of Report (Date of earliest event reported)
BOARDWALK BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	000-1354835 (Commission File Number)	20-4392739 (IRS Employer Ident. No.)

201 Shore Road, Linwood, New Jersey (Address of principal executive offices)	08221 (Zip Code)
(609) 601-0600
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events.
     On January 30, 2008, the Boardwalk Bancorp, Inc. (the “Company”) issued a press release announcing, among other things, that, its merger with Cape Bancorp, Inc. is expected to close on January 31, 2008. The press release also announced that, based on the total elections made by Boardwalk shareholders, upon completion of the merger, shareholders who properly elected to receive Cape Bancorp common stock in the merger will receive 2.3 shares of Cape Bancorp common stock for each share of Boardwalk common stock and Boardwalk shareholders who properly elected to receive cash in the merger will receive $23.00 in cash for each share of Boardwalk common stock. Boardwalk shareholders holding approximately 350,000 shares that did not make proper elections or did not participate in the election will receive a combination of Cape Bancorp common stock and cash in accordance with the proration provisions in the merger agreement requiring that 50% of the total merger consideration consist of Cape Bancorp common stock and 50% consist of cash. Cash will be paid in lieu of fractional shares at a rate of $10.00 per share. The press release, attached hereto as Exhibit 99.1 hereto, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:

99.1	Press release, dated January 30, 2008, of Boardwalk Bancorp, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOARDWALK BANCORP, INC.
Dated: January 30, 2008
	By:	/s/ Michael D. Devlin
Michael D. Devlin
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated January 30, 2008, of Boardwalk Bancorp, Inc.